UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/23/2007

EXELIXIS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-30235

Delaware	04-3257395
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

170 Harbor Way
P.O. Box 511
South San Francisco, California 94083-0511
(Address of principal executive offices, including zip code)

(650) 837-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On August 23, 2007, Exelixis, Inc. (the "Company") announced that it had agreed to a request from GlaxoSmithKline to initiate its review of XL880 before the compound reaches proof-of-concept. The Company expects to deliver the appropriate diligence information to GlaxoSmithKline in mid-September, at which point GlaxoSmithKline will begin its review to determine whether or not to select XL880 for further development and commercialization. Under the terms of the product development and commercialization agreement between the parties, GlaxoSmithKline's review period would have otherwise commenced once proof-of-concept data became available. In addition, the companies have initiated preliminary transition activities in the event that GlaxoSmithKline selects XL880 for further clinical development and commercialization.

This Form 8-K contains forward-looking statements, including, without limitation, statements related to the future development and potential efficacy of XL880 and the timing of the submission of XL880 to GlaxoSmithKline. Words such as "expects," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company's current expectations. Forward-looking statements involve risks and uncertainties. The Company's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the potential failure of XL880 and the Company's other compounds to demonstrate safety and efficacy in clinical testing, risks related to the Company's dependence on and relationship with GlaxoSmithKline and risks related to the Company's need for additional financing. These and other risk factors are discussed under "Risk Factors" and elsewhere in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and its other filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward- looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELIXIS, INC.

Date: August 24, 2007	By:	/s/ James B. Bucher
James B. Bucher
Vice President, Corporate Legal Affairs and Secretary